Exhibit 99.2

NeurogesX, Inc.

Third quarter 2008 Earnings Conference Call

November 6, 2008

Operator:

Greetings ladies and gentlemen and welcome to the NeurogesX Inc. third quarter 2008 earnings call.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Sara Ephraim of The Ruth Group. Thank you Ms. Ephraim. You may begin.

TRG:

Thank you, Operator. Joining us on the call today are Tony DiTonno, Chief Executive Officer and Stephen Ghiglieri, Chief Financial Officer.

Statements in this conference call regarding NeurogesX business which are not historical facts may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, or “The Act.” NeurogesX disclaims any intent or obligation to update these forward-looking statements and claims protection of the Safe Harbor for forward-looking statements contained in the Act.

Forward looking statements may include, but are not limited to, statements relating to regulatory submissions, including potential receipt of, and timing regarding, decisions or approvals with respect to such submissions; estimated PDUFA date timing; the timing of potential product launch of NGX-4010; the expected benefits of the Company’s product candidates; the potential for development of, and benefits from, drug candidates from the Company’s prodrug platforms, including the potential use of such projects to obtain funding for launch of NGX-4010 and further development of NGX-1998; plans for entry into a European or U.S. commercialization partnership, including the timing with respect to entry into such a partnership in Europe; plans for commercialization of NGX-4010; strategies to obtain reimbursement for end-users of NGX-4010; plans for potential label expansion efforts; plans for clinical development of NGX-1998; the market opportunity for the Company’s product candidates; expectations regarding expenses and cash burn rate; and the sufficiency of cash resources to fund the Company’s operations through regulatory decisions and potentially into early 2010.

Actual results may differ from these discussed here today. Factors that may affect the outcome of forward-looking statements are explained in the risk factors section of our filings with SEC, including our 10-K for the 2007 fiscal year, and our 10-Q for the third quarter of 2008 which is expected to be on file with the SEC tomorrow.

Now I would like to turn the call over to Tony DiTonno, Chief Executive Officer of NeurogesX.

Anthony DiTonno:

Thank you Sara and thanks to all of you for joining us this afternoon.

During this call, I will provide an update on our continued progress with regulatory and pre-commercialization activities for NGX-4010 and provide some insights into our upcoming initiatives. Then Stephen will give you an overview of our financial results for the third quarter. Then we’ll open the call for questions.

The last few months have been an active, exciting time for NeurogesX. In September, we completed our response to the EMEA’s Day 120 Questions related to our MAA for NGX-4010 currently under review in peripheral neuropathic pain. We received these questions in the first quarter of 2008, and agreed with the EMEA to extend our response period in order to incorporate significant new data into our MAA, including our most recent long term safety study, data from our second successful Phase 3 study in PHN, and safety data from our second Phase 3 in HIV-DSP. While accomplishing this, we were also focused on our NDA submission to the FDA for the PHN indication. Based on an extraordinary effort, we were happy to submit the NDA on schedule in Mid-October. The NDA is subject to FDA acceptance for review, which typically occurs within 60 days of submission. We anticipate FDA acceptance for a standard, 10-month review, which would likely result in a PDUFA date during the 3rd Quarter of 2009. Given the FDA’s current backlog and high incidence of review cycle delays our internal plans are more conservative. We anticipate that the agency will yield a conclusion in the 4th quarter of 2009, which would enable a potential product launch, assuming approval, in the first half of 2010.

The successful submission of our first NDA is a monumental milestone for us. My thanks go out to all who had a part in achieving this major corporate event. I believe we completed a detailed, thorough submission that we are very proud of. The electronic document comprises over 289,000 pages, with nearly 70,000 hyperlinks and is an amazing 4.6 gigabytes in size. Truly a significant undertaking.

With the NDA and MAA submissions under our belt, our current day to day activities have turned to preparing for upcoming questions, inspections and other standard activities involved in the U.S. and European regulatory review processes. While we’ve been preparing for this for quite some time, now is our chance to demonstrate our readiness to be a commercial company by meeting the FDA’s and EMEA’s requirements.

While continuing our regulatory progress, we are pursuing pre-commercialization activities to position a successful launch for NGX-4010 in the U.S. and Europe, in the event that we gain marketing approvals. Over the past few quarters we’ve been evaluating reimbursement strategies for NGX-4010 using cost effectiveness models, claims-based cost of care analyses for neuropathic pain conditions, and modeling for the managed care market, to name a few.

Recently, we convened a physician advisory board with top guideline writers, investigators and pain specialists with large private and managed care practices. In my experience, this group was more encouraging compared to most KOL groups, given their optimism for how NGX-4010 would complement the everyday practice of neuropathic pain management. More importantly, the KOLs were eager to strategize on ways to facilitate physician adoption of NGX-4010. Regarding reimbursement strategies, our group of KOLs was aware that Medicare and private payers are increasingly tightening their belts in these tough economic times. Nonetheless, we received very insightful feedback on the early acceptance of new products like ours, as well as physicians expectations regarding reimbursement for the application of NGX-4010. Based on this valuable feedback, we are comfortable that we know the pathway for securing all payment tools necessary to successfully commercialize NGX-4010 and anticipate initiating discussions with pain-related societies that will be of key influences in our communications with the authorities responsible for assigning reimbursement codes.

We also remain active on the publication and industry conference front. Recently, the results from our first successful PHN Phase 3 study, study C116, were published in Lancet Neurology, initially in the on-line edition to be followed shortly by the print edition. This follows the publication of our successful Phase 3 results from HIV-DSP study C107, which were featured in the June edition of Neurology. In addition, we have had 8 poster presentations of clinical data at key scientific and medical conferences over the past nine months.

Now that I’ve updated you on our pre-commercialization activities, let’s turn to our commercialization plans. In Europe, we intend to commercialize NGX-4010 with a partner. We continue to be in discussions with a number of partner candidates. As most of you know, our efforts to complete a European commercialization partnership have been ongoing for quite some time. I want to take this opportunity to paint a clearer picture of the partnering landscape in Europe as it relates to the EMEA’s regulatory review process for new product approvals.

As we have discussed in the past, NGX-4010 is a non-traditional product – both in terms of its value proposition and the sales model. Because NGX-4010 involves both a product and treatment procedure, the selling effort needs to involve much more physician interaction which is very different from the traditional sales detail where you a give a short pitch and maybe drop some samples. The different selling model self-selects out a number of traditional European partner candidates, but leaves us with a very focused set of potential partners who know the pain space very well and whom we believe would be very effective in bringing NGX-4010 to market.

Since we’ve already submitted a MAA for NGX-4010, the dynamics of our partnering discussions have taken the EMEA’s process into account. Unlike the FDA review process, where updates can be rare between the filing acceptance and the PDUFA date, the EMEA’s process is far more transparent and predictable. Throughout the European review process, there are several touch points from the acceptance of the MAA until the final decision. These updates are of significance to us as well as our potential partners. Our discussions with partners naturally focus on the next touch point as each touch point provides further information as to such things as the potential label, potential for post market commitments etc. These are of obvious interest to our partner candidates, and from our perspective, each step in the process can potentially add value to a transaction that we finally enter into.

This continually evolving market and regulatory dynamic is the main reason we have focused investors on our goal of having a partnership in place before we have marketing approval. I hope you can appreciate that our objective is to ensure the best possible launch for our product in Europe with a partner or partners that will provide the care and attention necessary to make NGX-4010 a success. We are in discussions with partner candidates who fit this profile very nicely and we remain confident that we will achieve our goal in this regard.

We are also dedicated to ensuring that NGX-4010 is brought to the U.S. market using the best possible approach for success. The significant cost of launching a product together with today’s difficult capital raising environment has prompted us to evaluate alternative U.S. launch strategies. We continue to believe that NGX-4010 can be effectively commercialized with a specialty sales force which at maturity might total around 100 reps. However, we are exploring the potential for entering into a co-promotion arrangement, employing a contract sales organization, or pursuing other structures, which may limit our required investment in launching the product and may enable a more aggressive initial launch of the product than we might otherwise be able to accomplish.

We have not said much about the other projects in our pipeline in the past. We are now at a point where we may be able to leverage these projects to help fund the launch of NGX-4010, speed the development of NGX-1998 and advance these pre-clinical programs. We have two such programs that we are excited about – an opioid prodrug program and a acetaminophen prodrug program.

Our prodrug development capabilities originated with our search for improved delivery models of capsaicin. This work evolved into other areas of research encompassing our overall mission to develop novel pain management therapies using known chemical entities. Despite very limited fiscal investment on our part, we have advanced to pre-clinical stage some interesting opportunities related to opioids and NSAIDS for which we are seeking development partners. Our opioid prodrug platform has the potential to formulate opioid prodrugs with reduced side effects and abuse-deterrent properties, and is supported by both in-licensed and internally developed intellectual property. To date we have successfully synthesized more than ten opioid compounds, of which one has entered in vitro and in vivo evaluation.

Our acetaminophen prodrug program has led to the identification of three preclinical compounds: NGX-9674, NGX-6100 and NGX-1576, which have been validated through early in vitro, in vivo and pre-formulation studies. The first two are designed for improved water solubility, which is a major limitation for current clinical use of acetaminophen, particularly in the acute care environment. The third is a hybrid prodrug of acetaminophen and a hepatoprotectant designed to improve solubility and also address liver toxicity, which is the most significant side effect of acetaminophen use. This program is also supported by internally developed intellectual property.

Before I hand the call over to Stephen I want to reiterate the key takeaway. Our objective, is that,

•	Non-dilutive funding from potential partnerships

•	Focused spending

•	Potential funding from out-licensing our prodrug candidates, and

•	Other potentially non-equity based financing options

may enable us to successfully launch NGX-4010 without the need to raise further equity capital in the public markets. We believe this objective is achievable and are committed to seeing this objective realized.

I’ll now let Stephen Ghiglieri, our Chief Financial Officer take you through our financial results and outlook. Stephen.

Stephen Ghiglieri:

Thanks Tony. Our results for the third quarter of 2008 are summarized in today’s earnings release that you should have seen or can access on our website. In addition, we expect to file our third quarter 10Q tomorrow.

At the top level, our third quarter financial results reflect reduced spending both year-over-year and quarter-over-quarter. Conservative spending will be a continuing trend for at least the next few quarters as we manage our fiscal resources in this tight economic environment. Without condition, our priority is to invest in the regulatory review processes surrounding our MAA and NDA, with the ultimate goal of gaining marketing authorization in the U.S. and Europe. We are committed to prudent investment in support of our reimbursement strategies, which involve ongoing activities ahead of potential regulatory approval to secure reimbursement codes as quickly as possible after commercialization. In order to focus our resources on these key activities, we are deferring spending on a number of our other initiatives including the potential label extension of NGX-4010, the clinical advancement of NGX-1998 and the expansion of our product pipeline. We intend to re-initiate investment in these development initiatives once the financing environment eases for companies such as ours.

Now that I’ve detailed our focused spending efforts, I will review the numbers from the most recent quarter.

For the three months ended September 30, 2008, we recorded total operating expense of approximately $6.3 million, down 33% from $9.5 million in the third quarter of 2007, and lower by 10% from $7.0 million in the second quarter of 2008.

Excluding non-cash stock-based compensation expense of approximately $0.4 million for the third quarter of 2008, which was unchanged on both a year-over-year and quarter-over-quarter basis, our adjusted operating expenses for the three months ended September 30, 2008 were $6.0 million, compared to $9.1 million in the year ago period and $6.6 million in the previous quarter.

Our research and development expenses for the third quarter totaled approximately $3.7 million, or $3.8 million less than the year ago period when these expenses were approximately $7.5 million. This decrease resulted primarily from a $3.5 million decrease in clinical study costs associated with our lead product candidate, NGX-4010, as we had no large scale clinical studies ongoing during the 2008 period. This decrease was offset, in part, by increases in certain other areas of our development organization in support of our regulatory filings.

During the third quarter, we advanced NGX-1998 by completing enrollment in our Phase 1 study. While the level of investment in NGX-1998 was on par with the year ago period, the advancement of this program from IND into the clinic was a significant milestone for us.

Our general and administrative expense for the quarter ended September 30, 2008 totaled approximately $2.7 million, up $0.7 million from $2.0 million in the year ago period due to our pre-commercialization efforts for NGX-4010, which includes work related to our reimbursement strategies. We increased our marketing staff, as well as finance, legal and other support functions as a result of being a public company and as we approach the potential commercialization of NGX-4010.

Our net loss totaled approximately $6.3 million for the three months ended September 30, 2008, compared to a net loss of approximately $9.2 million for the same period in 2007.

Our net loss per share attributable to common stock holders for the three months ended September 30, 2008 was $0.36, compared to a net loss per share attributable to common stock holders of $0.68 for the three months ended September 30, 2007. The shares used to calculate EPS were 17,538,886 and 13,429,471 during the third quarters of 2008 and 2007, respectively. For more information on our EPS calculation, please refer to our 10Q.

At September 30, 2008, cash, cash equivalents and short term investments totaled $30.8 million, compared to $38.0 million at June 30, 2008. During the most recent quarter, cash of approximately $6.2 million was used in operating activities, while approximately $1.0 million was for the scheduled principal repayment of our venture debt.

Over the next year, we currently expect our cash burn rate to be lower than historical levels. While individual quarterly cash burn may vary, we expect an average quarterly cash burn of $6mm to $6.5mm, including debt service. Regarding our debt, we continue to pay off a venture debt facility, which had approximately $4.2mm outstanding at third quarter end and is scheduled to be fully repaid by the first quarter of 2010.

Importantly, we expect that our existing cash balances will provide sufficient runway through regulatory decisions in the both the E.U. and United States, both very significant catalysts for potential value creation for Neurogesx, and that our cash could potentially take us into early 2010.

Looking forward, we will strive to keep our expenses at or below current levels until we achieve market approval in Europe and the United States. This strategy is the obvious result of the current economic conditions that Tony has touched upon.

As we gain additional funding resources potentially through partnering activities or other non-equity based funding activities, we will re-evaluate our planned investments in all of our key initiatives giving top priority to efforts that support a successful commercial launch of NGX-4010. In any environment, however, we do not anticipate making significant investments in a U.S. sales force in advance of an NDA approval. We are very focused on potential strategies to successfully launch NGX-4010, with or without a U.S. commercial partnership. Our current belief is that, in most situations, we are likely to field a sales force. The size and scope of this sales force will be based upon a number of current unknowns including whether or not we launch with a partner. In any case, we expect that our sales effort will include a launch focused on key pain specialists who see a high volume of PHN patients in large markets. We believe this may require as little as 20 – 30 reps initially. Sales force expansion would occur as sales efforts bear fruit. Our U.S. partnership focus will include potential ways to supplement this base case sales plan.

As we sit here today much of our attention is on the potential for an E.U. partnership and opening up discussions with potential U.S. commercial partners for NGX-4010, exploring outlicensing opportunities for our prodrug candidates and evaluating non-equity based financing alternatives. At this time, given the state of the markets we have no intention to raise equity capital in the public markets.

Anthony DiTonno:

Thanks Stephen.

With marketing applications now submitted for both the E.U. and United States, I thought this would be a good time to check our progress since becoming a public company and what you can look for in the future.

When we went public in May 2007, we did so with a set of milestones that were pretty aggressive. These included Phase 3 clinical results in both PHN and HIV-DSP, advancement of our second generation product through IND into the clinic and the submission of marketing applications in both Europe and the United States. I am very happy to say that we met all of these milestones on or ahead of schedule. Of course, the outcome of the HIV-DSP study was not as we had hoped, but that is the nature of pain studies. The one milestone we did not meet, the advancement of the PDN program, was not met as a result of a strategic decision on our part.

This company has come a long way since May, 2007 and the exciting part is that we are really just at the beginning. For me personally, this is really where the fun starts as we prepare to potentially take a product to a market that is really demanding better treatment choices.

As we look to the new year, we expect to hear about our MAA process in the first half of 2009. We also expect the PDUFA date for our NDA to be in the second half of 2009. In the meantime, we will be keenly focusing on our partnering efforts on all fronts discussed. As resources become available, we will update you on our expansion of activities.

I appreciate your continued interest in NeurogesX and your understanding that we are working to be flexible in this tough economic environment. Neurogesx remains strong – with a well positioned drug candidate, we believe we have a very solid data package that supports our applications for market approval, a good strategy to make NGX-4010 a success in the market and a management team that knows how to achieve results.

I know this conference call has been longer than usual and I thank you for your patience. Stephen and I would be happy to entertain your questions.

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